Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Oil States International, Inc. 2018 Equity Participation Plan of our reports dated February 20, 2018, with respect to the consolidated financial statements of Oil States International, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Oil States International, Inc. and subsidiaries, included in Oil States International, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 16, 2018